                                                                    EXHIBIT 99.1

1.   HealthCor Associates, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

2.   HealthCor Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

3.   HealthCor Hybrid Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

4.   HealthCor Group, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

5.   HealthCor Capital, L.P., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

6.   HealthCor, L.P. Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

7.   Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019; and

8.   Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854.
